UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2015

ASURE SOFTWARE, INC.
(Exact name of registrant as specified in charter)

Delaware	0-20008	74-2415696
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

110 Wild Basin Road, Suite 100, Austin, Texas 78746
(Address of principal executive offices)

512-437-2700
(Registrant’s telephone number, including area code)

N/A
(Former Name and Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Effective as of March 23, 2015, we entered into an Amendment Number Three to Credit Agreement (the “Third Amendment”) with Wells Fargo Bank, National Association, amending the terms of the Credit Agreement dated effective as of March 20, 2014, as previously amended by that certain Amendment Number One to Credit Agreement dated as of August 8, 2014 and that certain Amendment Number Two to Credit Agreement dated as of September 24, 2014 (as amended, the “Credit Agreement”).

The Third Amendment authorizes us to optionally prepay, subject to specified conditions, the Subordinated Promissory Note dated August 8, 2014 in the original principal amount of $753,929.26 in favor of Roomtag, LLC.  The Roomtag note, which we issued in connection with our acquisition of substantially all of the assets of Roomtag, LLC in August 2014, bears interest at 0.36% per annum and is due on October 31, 2016.

The Third Amendment also amended our leverage ratio requirements under the Credit Agreement.  We have now agreed to a leverage ratio not to exceed 3.50:1 at June 30, 2014, stepping down to 1.50:1 at September 30, 2018 and the last day of each quarter thereafter.

The foregoing description of the Third Amendment does not summarize or include all terms relating to the Third Amendment, and is qualified in its entirety by reference to the full text of the Third Amendment, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference in its entirety.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

           The information set forth in Item 1.01 above is incorporated herein by reference in its entirety.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits

10.1	Amendment Number Three to Credit Agreement dated as of March 23, 2015 by and among Wells Fargo Bank, National Association, as administrative agent for the Lenders thereunder, and Asure Software, Inc.

SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                ASURE SOFTWARE, INC.

Dated: March 25, 2015                                                                           By     /s/ Brad Wolfe
Brad Wolfe, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amendment Number Three to Credit Agreement dated as of March 23, 2015 by and among Wells Fargo Bank, National Association, as administrative agent for the Lenders thereunder, and Asure Software, Inc.